UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2014

Foundation Medicine, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36086	27-1316416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 418-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2014, Foundation Medicine, Inc. (the “Company”) announced that David J. Daly has been appointed as the Company’s Chief Commercial Officer.

Mr. Daly, age 53, served from March 2014 to November 2014 as Vice President, Commercial Operations, Anatomic Pathology Division at Thermo Fisher Scientific. Previously, from June 2012 to March 2014, Mr. Daly served as Life Technology’s Head of Oncology, Medical Sciences where he was responsible for the development and implementation of the commercial clinical diagnostics strategy in oncology. Prior to his tenure at Life Technology, Mr. Daly served in a variety of leadership roles at Clarient, Inc., including as its Chief Commercial Officer from May 2009 to May 2012. Mr. Daly holds a Bachelor of Arts degree and a Master’s degree in economics from the University of California, Irvine and Santa Barbara, respectively.

Pursuant to an employment offer letter between the Company and Mr. Daly (the “Offer Letter”), Mr. Daly will report to the Company’s President and Chief Executive Officer, and his base annual salary will be $350,000. In connection with entering into the Offer Letter, Mr. Daly will receive a one-time signing bonus of $25,000. Going forward, Mr. Daly will be eligible to receive an annual performance bonus targeted at 40% of his base salary, with the actual amount of such bonus, if any, to be determined by the Board of Directors. Mr. Daly will also, if he does not relocate from California to Massachusetts, be reimbursed for living expenses incurred in the metropolitan Boston, Massachusetts area up to $35,000 annually and for travel expenses in accordance with the Company’s travel expense reimbursement policy. He will also be entitled to participate in the benefits and insurance programs generally available to all Company employees.

In connection with his hiring, Mr. Daly will receive 25,000 restricted stock units and an option to purchase 75,000 shares of the Company’s common stock, such option to have a 10-year term and an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. Twenty-five percent of each of the restricted stock units and the shares underlying the option will vest on the last trading day of the eleventh month following the calendar month of the start date and the remaining seventy-five percent will vest quarterly over the following 36 months, subject to Mr. Daly’s continued employment with the Company over such period. Mr. Daly will also receive an additional option to purchase 75,000 shares of the Company’s common stock, with a 10-year term and an exercise price equal to the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The shares underlying this option will commence vesting on the achievement of certain milestones to be determined by the Board of Directors, following which quarterly vesting will occur until one hundred percent of the shares underlying such option are vested on the fourth anniversary of the date of grant. These equity awards will be granted under the Company’s 2013 Stock Option and Grant Plan.

The Offer Letter provides further that, if Mr. Daly is (a) terminated without cause or (b) he terminates his employment for good reason within 18 months following a change of control, he will be entitled to severance as follows: continuation of base salary for 12 months, a bonus, if applicable, pro-rated based on the date of termination, and continuation of group health plan benefits for up to 12 months to the extent authorized by and consistent with COBRA. In addition, if, within 18 months following a change of control, (a) Mr. Daly is terminated by the Company without cause or (b) he terminates his employment for good reason, the entire remaining unvested portion of the equity awards set forth above will accelerate and become fully vested and exercisable. “Cause”, “change of control” and “good reason” are as defined in the Offer Letter.

In connection with Mr. Daly’s appointment, effective as of December 2, 2014, the Board of Directors of the Company designated Mr. Daly as an “executive officer” of the Company as such term is defined under Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and an “officer” as such term is defined under Rule 16a-1(f) of the Exchange Act.

Kevin Krenitsky, who has served as the Company’s Chief Commercial Officer and Senior Vice President of International Strategy, will continue to serve as an advisor to the Company.

Item 7.01 Regulation FD Disclosure.

On December 2, 2014, the Company issued a press release announcing the appointment set forth in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to General Instruction B.2 of Form 8-K, this information filed under this item number and Exhibit 99.1 are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall this item number and Exhibit 99.1 be incorporated by reference into our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such future filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2014	FOUNDATION MEDICINE, INC.

	By:	/s/ Robert W. Hesslein
Robert W. Hesslein
Senior Vice President, General Counsel and Secretary